Exhibit 10.19

Executive Termination Agreement In The Event of Change of Control

This Executive Termination Agreement In the Event of Change of Control (this "Agreement") entered into this 1st day of March, 2002, by and among COMMUNITY FINANCIAL GROUP, INC., a Tennessee corporation (the "Company"), THE BANK OF NASHVILLE, a banking corporation organized under the laws of the State of Tennessee (the "Bank"), and JULIAN C. CORNETT (the "Executive").

WITNESSETH:

WHEREAS, the Company is a one-bank holding company which owns one hundred percent (100%) of the outstanding stock of the Bank;

WHEREAS, the Company and the Bank desire to retain the services of the Executive on the terms and conditions set forth herein and, for purposes of effecting the same, the Boards of Directors of the Company and the Bank have approved this Agreement and authorized its execution and delivery to the Executive on behalf of the Company and the Bank;

WHEREAS, the Executive serves as Executive Vice President-Credit Administration of the Bank and, as such, is a key executive officer of the Bank whose continued dedication, availability, advice and counsel to the Bank is deemed important to the Bank, the Company, the Boards of Directors of the Bank and the Company and the present and future stockholders of the Company;

WHEREAS, the Company and the Bank wish to attract and retain well-qualified executives, and it is in the best interests of the Company, the Bank and the Executive, notwithstanding any change in control of the Company or the Bank, to secure and maintain the services of the Executive, whose experience and knowledge of affairs of the Company and the Bank, and whose reputation and contacts in the industry, are extremely valuable to the Company and the Bank;

WHEREAS, the Company and the Bank consider the establishment and maintenance of a sound and vital management team to be part of their overall corporate strategy and to be essential to protecting and enhancing the best interests of the Company, the Bank and its stockholders; and

WHEREAS, the Company and the Bank have terminated that certain Executive Employment Agreement, dated as of March 1, 2001 (the "Employment Agreement"), among the Company, the Bank and the Executive, and as consideration for his continued employment as Executive Vice President -Credit Administration, the Executive has agreed to enter into this Agreement.

NOW, THEREFORE, to assure the Company and the Bank of the Executive's continued dedication, the availability of the Executive's advice and counsel to the Boards of Directors of the Company and the Bank, the availability of the Executive's management skills to the Company and the Bank, and to induce the Executive to remain and continue in the employ of the Company and the Bank in the Executive's current capacities, and for other good and valuable consideration, the receipt and adequacy of which each party hereby acknowledges the Company, the Bank and the Executive hereby agree as follows:

1. CHANGE OF CONTROL AND EFFECTIVE DATE. As used in this Agreement, "Change of Control" shall mean any transaction or series of transactions resulting in the change of control of more than 50% of either the voting rights or equity interests in the Company or the Bank. As used in this Agreement, "Effective Date" shall mean the date upon which the Change of Control occurs.

2. TERMINATION IN CONNECTION WITH CHANGE OF CONTROL. If the Bank or the Company terminates the Executive for any reason, except for cause as specified in Section 5 hereof, either (a) within 12 months after the Effective Date or (b) within 90 days immediately prior to the Effective Date, the Company and the Bank shall pay the Executive an amount (the "Termination Payment") equal to twice the sum of (i) the Executive's annual base salary as of the date of such termination and (ii) the annual cost to the Company and the Bank of all pension, group insurance, hospitalization, deferred compensation, life insurance, incentive plans or other benefit plan (the "Benefit Plans") received by the Executive as of the date of such termination, provided, however, that any benefits received by the Executive under the Stock Option Agreements (as such term is defined in Section 6 below) shall not be included in the calculation of the value of the Benefit Plans. At the Executive's option, the Termination Payment will either be paid in full within 30 days of any such termination or in 24 equal monthly installments for the 24 months immediately subsequent to such termination.

3. EXECUTIVE OPTION. Within 90 days after the Effective Date, the Executive, in his sole and absolute discretion, may elect to terminate his employment with the Company and the Bank and receive the Termination Payment by delivering written notice to the Company and the Bank of the Executive's election to terminate his employment (the "Election Notice") prior to the expiration of such 90-day period. Within 14 days of receipt of the Election Notice, (a) the Company and the Bank shall pay the Executive the Termination Payment and (b) the Executive shall cease to be employed by the Company and the Bank. Failure by the Executive to provide the Election Notice to the Company and the Bank within such 90-day period shall be deemed a waiver of the Executive's rights under this Section 3. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall have no right to make the election described in this Section 3 should the Executive have committed any of the acts entitling the Company or the Bank to terminate the Executive for cause as described in Section 5.

4. TERMINATION EVENTS. For a period of one year after the Effective Date, the Executive, in his sole and absolute discretion, may terminate his employment with the Company and the Bank and receive the Termination Payment upon the occurrence of any of the following events (each, a "Termination Event"); provided that, the Executive complies with the notice provisions set forth in this Section 4:

(a) A material reduction of the Executive's base salary as in effect on the Effective Date;

(b) The failure of the Company and the Bank collectively to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to the Executive immediately prior to the Effective Date, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Effective Date, is substantially comparable in all material respects to such fringe benefits taken as a whole; or

(c ) The Executive being required to relocate from Nashville, Tennessee.

Within 30 days after any Termination Event, the Executive may elect to exercise his rights under this Section 4 by providing written notice of the same to the Company and the Bank, and within 14 days subsequent to the receipt of such notice by the Company and the Bank, the Company and the Bank shall (i) pay the Executive the Termination Payment and (ii) the Executive shall cease to be employed by the Company and the Bank. Failure by the Executive to provide notice to the Company and the Bank of the Executive's exercise of the rights under this Section 4 within 30 days of a Termination Event shall be deemed a waiver of the Executive's rights under this Section 4. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall not have the right to make the election described in this Section 4 should the Executive have committed any of the acts entitling the Company or the Bank to terminate the Executive for cause as described in Section 5.

5. FOR CAUSE. For purposes of this Agreement, "for cause" shall be defined as the Executive's personal dishonesty, incompetence, willful misconduct, gross negligence, willful breach of fiduciary duty (including involving personal profit), failure to substantially perform expected duties, willful violation of any material law, rule or regulation (other than traffic violations), willful violation of any final cease-and-desist order issued by any regulatory agency having jurisdiction over the Company or the Bank, the imposition of any sanction upon the Executive by any such regulatory agency or any other action by the Executive that results in substantial harm to the general reputation of the Bank or the Company.

6. STOCK OPTION AGREEMENTS. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect or alter the Executive's rights contained in those certain Non-Qualified Stock Option Agreements, dated as of July 16, 1996, April 29, 1997, April 21, 1998, April 13, 1999, February 8, 2000 and June 19, 2001, each as amended between the Executive and the Company or such other agreements (including any amendments thereto) entered into subsequent to the date hereof between the Executive and the Company pursuant to the Company's 1997 Nonstatutory Stock Option Plan (collectively, the "Stock Option Agreements").

7. EMPLOYEE AT WILL. Notwithstanding any provisions of this Agreement to the contrary, the parties hereto agree that the Executive is an employee at will, and the Executive shall perform the duties and obligations assigned to him in a manner and fashion acceptable to the Company and the Bank, in their sole and absolute discretion.

8. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof.

9. ASSIGNMENTS. This Agreement is personal to the Executive, who may not assign his obligations hereunder. The Company and the Bank may assign this Agreement upon written notice to the Executive.

10. ARBITRATION. Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Nashville, Tennessee, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any accordance with the laws of the State of Tennessee. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the cost of the arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrator's fees and expenses, in such proportions as they deem just and appropriate.

11. MODIFICATION. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto.

12. GOVERNING LAW. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of Tennessee, exclusive of the conflict of laws rules thereof.

13 NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Community Financial Group, Inc.
401 Church Street
Nashville, TN 37219
Attention: Chairman of Compensation Committee

with a copy to:
Miller & Martin LLP
1200 One Nashville Place
150 4th Avenue North
Nashville, TN 37219
Attention: Hugh C. Howser, Jr.

If to the Bank:

The Bank of Nashville
401 Church Street
Nashville, TN 37219
Attention: Chairman of Compensation Committee

with a copy to:
Miller & Martin LLP
1200 One Nashville Place
150 4th Avenue North
Nashville, TN 37219
Attention: Hugh C. Howser, Jr.

If to the Executive:

Julian C. Cornett
9311 Chesapeake Drive
Brentwood, TN 37027

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed as original, but which together shall constitute the same document.

15. TERMINATION AND RELEASE. Notwithstanding anything to the contrary contained herein, each of the parties hereto irrevocably and forever releases the other parties from any obligations or liabilities under the Employment Agreement arising subsequent to the date hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE:

/s/  JULIAN C. CORNETT

COMMUNITY FINANCIAL GROUP, INC.

By: /s/ JULIAN B. BAKER
Name: Julian B. Baker
Title: Chairman, Compensation Committee

THE BANK OF NASHVILLE

By: /s/ MACK S. LINEBAUGH
Name: Mack S. Linebaugh
Title: Chairman